Exhibit 99

AMERICAN HOME FOOD PRODUCTS, INC.	For Further Information Contact:
Daniel W. Dowe, President

Tel: 914-441-3591

Email: ddowe@ix.netcom.com

American Home Food Products Buys Artisanal Cheese, An Emerging
High-End Brand in The Growing $6 Billion Specialty Cheese Market

August 13, 2007 -- New York, New York – American Home Food Products (OTCBB:AHFP) announced the acquisition of Artisanal Cheese, LLC, an emerging high-end brand in the rapidly growing and fragmented $6 billion specialty cheese market.

The New York City-based Artisanal is the first company to market and distribute a wide line of specialty, artisanal and farmstead cheese products and other related specialty food products under its own brand to food wholesalers and retailers and direct to consumers through its catalogue and website www.artisanalcheese.com. Since its founding in 2003, Artisanal has grown into a multi-million dollar business with positive cash flow through limited marketing to some of the finest restaurants in Manhattan, a small catalogue mailing that is supported by the Company’s website and working with large accounts like the Ritz-Carlton and Four Seasons hotel chains. The Company intends to rapidly expand the distribution of Artisanal’s product line by executing on strategic relationships with major companies in each of the four complimentary distribution channels that Artisanal’s product serves: foodservice, retail, print catalogue and E-commerce. The Company’s plan is to make Artisanal the leading national brand for best-in-class cheeses.

In conjunction with the acquisition of Artisanal, the Company undertook a $5.0 million private placement of redeemable convertible preferred stock. Furthermore, the Company sold its royalty-generating assets in building materials for approximately $1,000,000 and used this cash to retire certain existing debts as it satisfied the remaining debts through a tax-free exchange of debt for equity.

The founder of Artisanal, executive chef Terrance Brennan, who also owns two successful Manhattan restaurants, Picholine and Artisanal Bistro & Fromagerie, and who spearheads the movement of Artisanal cheese in the United States will serve the Company as a consultant and director post-closing. The two restaurants are not part of this transaction.

The Company’s president, Daniel W. Dowe, commented that, “Until now, the specialty cheese category lacked a readily identifiable brand that consumers know and associate as best-in-class. Many of us enjoy great tasting cheeses, however few consumers can equate a brand to the product choices they enjoy. Artisanal, while still relatively small, has built an exciting brand with multiple opportunities for growth. Artisanal’s wide selection of specialty domestic and international cheeses and its expertise in marketing premium cheese products has already aligned the Company with powerhouse luxury product retailers like William-Sonoma and Neiman Marcus that merchandise Artisanal branded cheese by catalogue and from their websites. These associations, along with some of the finest restaurants in Manhattan that serve Artisanal premium cheeses under the Artisanal brand on their menu, has confirmed to us that Artisanal’s product line has passed the test of the most discerning food critics. The company’s new senior management team plans to work with Artisanal’s existing staff to develop programs with other well-known retailers and food distributors that have expressed an interest in selling the Artisanal line of cheeses. Artisanal’s Manhattan headquarters is ideally situated for the company’s executives and its plans to expand sales into multiple distribution outlets.” Aquetong Capital Advisors represented the sellers in this transaction.

Forward-looking statements made in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in Company filings made with the Securities and Exchange Commission.

American Home Food Products, Inc. is quoted on the OTC Bulletin Board under the symbol “AHFP”

FOR IMMEDIATE RELEASE